UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

DWS ENHANCED COMMODITY STRATEGY FUND, INC.
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT ACTIVISM PARTNERS LLC
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN FUND LTD.
ARTHUR D. LIPSON
BENCHMARK PLUS INSTITUTIONAL PARTNERS, L.L.C.
BENCHMARK PLUS PARTNERS, L.L.C.
BENCHMARK PLUS MANAGEMENT, L.L.C.
ROBERT FERGUSON
SCOTT FRANZBLAU
RICHARD A. RAPPAPORT
WILLIAM J. ROBERTS
NEIL CHELO
MATTHEW S. CROUSE
ROBERT H. DANIELS
GREGORY R. DUBE
ROBERT A. WOOD
LYNN D. SCHULTZ

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Western Investment LLC (“Western Investment”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the next meeting of stockholders (the “Annual Meeting”) of DWS Enhanced Commodity Strategy Fund, Inc. (the “Fund”).  Western Investment has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  June 25, 2010, Western Investment issued the following press release:

Western Investment LLC Opts for "Least Worst" Alternative in Deutsche Bank (NYSE:DB) Closed End Fund Merger Fight

Supports Open Ending of DWS Enhanced Commodity Strategy Fund, Inc. (NYSE:GCS) Despite Unnecessary Expense and Deutsche Imposed Punitive Terms

Press Release Source: Western Investment LLC On Friday June 25, 2010, 3:04 pm EDT

NEW YORK--(BUSINESS WIRE)--Western Investment LLC has WITHDRAWN its recommendation that shareholders of DWS Enhanced Commodity Fund, Inc. (NYSE: GCS - News) vote AGAINST the proposed merger of the fund into an open ended Deutsche-run fund. GCS is controlled by Deutsche Bank AG (NYSE: DB - News) through its subsidiary Deutsche Investment Management Americas Inc. (together with its affiliates, "Deutsche").

Western is gratified that its relentless efforts to reform the abysmal Deutsche model of corporate governance forced upon shareholders of the Fund for the past 3 years will lead to the open-ending of the Fund providing liquidity for its long-suffering shareholders at net asset value. In 2008, Western nominated directors who received 64% of the votes cast. However, Deutsche hid behind a repugnantly undemocratic rule to cling to control, and its unpopular and unelected directors have continued in office despite their lack of any shareholder mandate. Recognizing that shareholders were fed up, Deutsche canceled elections in 2009 to avoid a complete loss of control. Only after Western sued management in 2010, did Deutsche take the long-overdue step of open-ending the Fund, taking it out of business and enabling shareholders to obtain liquidity at nearly net asset value. Their parting insults to shareholders were (1) a one-year redemption fee, charging shareholders 1% to get out, and hoping vainly that that might cause shareholders to delay redemptions and thereby enable Deutsche to claim an extra year's worth of management fees; and (2) accomplishing open-ending via an unnecessarily expensive merger, rather than simply closing the discount via self-tenders or open-ending of the Fund itself.

Western opposed the merger on those grounds alone, fighting to the bitter end for the Fund's shareholders against a management which has no regard for the shareholders. We ran a proxy contest which we might have "won," but unlike the Fund's managers, we consider winning to be less important than the ultimate financial outcome for shareholders. Vote tallies we’ve seen to date are very encouraging and we thank shareholders for their support. If Western were like Deutsche, we would proceed with our proxy campaign to block the merger. But that is not Western's method of operation. The best outcome for shareholders is what Western stands for.

Accordingly, Western does not wish to stand in the way of the open-ending of the fund via the merger, which will accomplish what Western has fought for since the beginning of its battle with Deutsche in 2008: liquidity for shareholders at nearly net asset value. This could have been accomplished much sooner and at much less expense, but Deutsche stubbornly clung to power for an extra two years in order to wring out more fees for itself at the expense of shareholders. Nevertheless, sometimes the best option is the least worst option, and Deutsche has given shareholders only this one option. As unscrupulous as that is, it is time to end this battle and accept Deutsche’s least worst option, which is the merger with its open end fund.

Western will now vote the shares that it and the members of its 13d group own in favor of the merger and now recommends that shareholders vote its GOLD proxy card FOR the merger, while continuing to vote the GOLD proxy card FOR Western's director nominees, and FOR Western's proposal to terminate the management contract of Deutsche Investment Management. If you have previously given your proxy to Western with instruction to vote against the merger, you may still change that vote. The shareholder meeting is to be held on Monday, June 28, 2010, so time is short. To change your vote on the merger proposal, you may do so by internet or phone, following the instructions on the GOLD proxy previously provided to you.

Western will continue its campaign for shareholders and against this same unscrupulous, unelected and self-serving board of directors and investment manager at their other under-performing, deeply discounted closed end funds, including DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (NYSE: DRP - News), DWS Global High Income Fund, Inc. (NYSE: LBF - News) and DWS Dreman Value Income Edge Fund (NYSE: DHG - News), whose corporate governance is as bad as that at GCS.

Please feel free to contact me.

Art Lipson

Western Investment LLC

Contact: Info@fixmyfund.com

Contact:
Innisfree M&A Incorporated
Mike Brinn, 212-750-8253